         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of
Minnesota Life Insurance Company and
Policy Owners of Minnesota Life Individual Variable Universal Life Account:

We consent to the use of our report dated March 3, 2015, with respect to the consolidated financial statements and supplementary schedules of Minnesota Life Insurance Company and subsidiaries and our report dated March 31, 2015 on the financial statements of Minnesota Life Individual Variable Universal Life Account included herein and to the reference to our firm as experts under the heading "Experts" in Part B of the Registration Statement.

                                           (signed) KPMG LLP

Minneapolis, Minnesota
April 24, 2015